Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement on Form S-3 (No. 333-290725) of Immix Biopharma, Inc. of our report dated March 24, 2025 on the consolidated balance sheet of Immix Biopharma, Inc. as of December 31, 2024 and the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year ended December 31, 2024, appearing in the Annual Report on Form 10-K of Immix Biopharma, Inc. for the year ended December 31, 2024, and the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Los Angeles, California

November 26, 2025